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                                                                    Exhibit 23.4

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Amendment No. 3 to the Registration Statement of ENERSIS S.A. on Form F-4 and to the incorporation by reference therein of our report dated January 23, 2004, except for Notes 32 and 34 which the date is May 1, 2004 with respect to the consolidated financial statements of Empresa Nacional de Electricidad S.A. (Endesa-Chile) and subsidiaries as of and for the years ended December 31, 2002 and 2003 included in the Enersis Annual Report on Form 20-F for 2003 filed with the United States Securities and Exchange Commission.

/s/ Ernst & Young

ERNST & YOUNG LTDA.

Santiago, Chile
July 28, 2004